Exhibit 4.1

THIS WARRANT AND THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), THE ISRAELI SECURITIES LAW 5728 — 1968, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE SECURITIES LAWS.

No. 1	WARRANT TO PURCHASE
ISSUED: April 7, 2008	PREFERRED A SHARES

Polypid Ltd. Warrant

THIS WARRANT is issued to Xenia Venture Capital Ltd. or its assigns (the “Holder”) by Polypid Ltd., an Israeli corporation (the “Company”), pursuant to the terms of that certain Founders’ and Share Purchase Agreement dated March 16, 2008 (the “Agreement”) according to which the Holder is issued this Warrant to purchase 450,000 Series A Preferred Shares, par value NIS 0.10 each, of the Company (the “Warrant Shares”), as adjusted or readjusted pursuant to Section 3 hereof, on the terms set forth herein, representing (as reflected in the Cap Table attached to the Agreement as Exhibit 2.1(a)) 4.50% of the Company’s share capital on a Fully Diluted Basis (as defined in the Agreement) immediately after the Closing (as defined in the Agreement).

1.        Exercise Price and Number of Warrant Shares

(a)                   The per share exercise price for the Warrant Shares shall be the par value thereof, i.e. Ten Israeli Agorot (NIS 0.10) (the “Exercise Price”). The number of shares and type of security are subject to adjustment for the protection of the Holder as provided below.

(b)                   This Warrant may be exercised by the Holder at any time during the period commencing with the date hereof and ending upon the consummation of the earlier of the following events: (i) the Company’s initial public offering of its shares offering on the NASDAQ National Market, the New-York Stock Exchange, the London Stock Exchange, the AIM, the Tel Aviv Stock Exchange, the Hong Kong Stock Exchange, the Toronto Stock Exchange, the Moscow Stock exchange and the Ireland Stock Exchange, reflecting a pre-money valuation of the Company of at least seventy five million United States dollars (US$ 75,000,000) with net proceeds to the Company of not less than fifteen million United States Dollars (US$ 15,000,000) (“QIPO”); (ii) a merger or consolidation of the Company with or into another company, and (iii) the sale of all or substantially all of the Company’s properties and assets or the sale of all or substantially all of the Company’s shares to another party (each of the events in (ii) and (iii) an “M&A”) (the “Exercise Period”) provided, however, that the Company shall provide written notice to the Holder of an intended QIPO or M&A not less than 45 days prior to the intended closing of such QIPO or M&A. The Warrant may be exercised by the Holder in whole or in part, by delivering to the Company (a) this Warrant certificate, (b) an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised

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(the “Purchase Price”), and (c) the Notice of Exercise attached as Exhibit A duly completed and executed by the Holder. Upon exercise, the Holder shall be entitled to receive from the Company a share certificate in proper form representing the number of Warrant Shares so purchased.

(c)                    The Holder may condition its exercise hereof in connection with a QIPO or M&A on the completion of such QIPO or M&A.

2.        Delivery of Share Certificates; No Fractional Shares

(a)                   Within 10 days after the payment of the Purchase Price following the exercise of this Warrant (in whole or in part), the Company at its expense shall (1) issue in the name of the Holder the number of fully paid and nonassessable Warrant Shares to which the Holder shall be entitled upon such exercise; and (2) register the Holder in the Company’s shareholders registrar as the holder of the Warrant Shares to which the Holder shall be entitled upon such exercise, and deliver to the Holder: (i) a certificate or certificates thereof, and (ii) a new Warrant of like tenor to purchase up to that number of Warrant Shares, if any, as to which this Warrant has not been exercised.

(b)                   If, upon exercise of this Warrant, a fraction of a share results, the Company will round up the number of Warrant Shares deliverable hereunder to the next whole number of such shares.

3.                        Adjustments

The number and kind of securities purchasable upon the exercise of this Warrant, and the Exercise Price therefor, shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)                   Reclassification. In case of any reclassification or change of the Warrant Shares (other than as a result of a subdivision or combination), the Company shall execute a new Warrant, providing that the Holder of this Warrant shall have the right to exercise such new Warrant, and procure upon such exercise and payment of the same aggregate Exercise Price, in lieu of the Warrant Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, money and property receivable upon such reclassification or change, by a holder of an equivalent number of Warrant Shares. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Section 3(a) shall similarly apply to successive reclassifications or changes.

(b)                   Share Splits and Combinations. In the event that the Company shall at any time subdivide the Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such subdivision shall be proportionately increased, and in the event that the Company shall at any time combine the Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision or combination, as the case may be.

(c)                    Adjustments for Certain Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of the Warrant Shares entitled to receive, a dividend or other distribution payable in securities of the Company, then in each such event provision shall be made so that the

Holder shall receive upon exercise of this Warrant, in addition to the number receivable thereupon of Warrant Shares, the amount of securities of the Company that the Holder would have received had this Warrant been exercised immediately prior to such event (or the record date for such event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section.

(d)                   Reorganization. If at any time there is a capital reorganization the Company’s shares (other than a recapitalization, subdivision, combination or reclassification provided for elsewhere in this section), then, as a part of such reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company to which a holder of shares deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3(d) and the Company’s Articles with respect to the rights of the Holder after the reorganization to the end that the provisions of this Section 3(d) and the Company’s Articles (including adjustment of the number of shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(e)                    Other Transactions. In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Warrant Shares or by procuring that the Holder shall be entitled, on economically proportionate terms, to acquire additional shares of the spun-off or split-off entities.

(f)                     General Protection. The Company will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

4.        Notice of Adjustments

(a)                   Upon the occurrence of each adjustment or readjustment pursuant to Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and provide notice to the Holder signed by the Company’s Chief Financial Officer or Chief Executive Officer setting forth, in reasonable detail, the event requiring the adjustment or readjustment, the amount of the adjustment or readjustment, the method by which such adjustment or readjustment was calculated, and the number and class of Warrant Shares which may be purchased after giving effect to such adjustment or readjustment.

(b)                   If at any time the Company shall offer for subscription pro rata to the holders of Ordinary Shares (or other stock or securities at the time receivable upon the exercise of this Warrant) any additional shares of any class, other rights or any equity security of any kind, or there shall be any public offering, capital reorganization or reclassification of the capital shares of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to another company or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, or other transaction described in Section 3, then, in any one or more of said cases, the Company shall give the Holder prior written notice, by registered or certified mail, postage prepaid, of the date on which (i) a record shall be taken for such subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up or other transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of Ordinary Shares (or other stock or securities at the time receivable upon the exercise of this Warrant) shall participate in such subscription rights, or shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, etc. as the case may be. Such written notice shall be given at least fourteen (14) days prior to the action in question and not less than fourteen (14) days prior to the record date in respect thereto.

5.        Representations, Warranties, and Covenants of the Company

The Company represents, warrants, and covenants to the Holders as follows:

(a)                   The Company represents that all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of this Warrant and the Warrant Shares and the performance of the Company’s obligations hereunder were taken prior to and are effective as of the effective date of this Warrant.

(b)                   The execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles, do not contravene any material law, governmental rule or regulation, judgment or order applicable to the Company, and, except for consents that have already been obtained by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound.

(c)                    The Company represents and covenants that at all times during the Exercise Period there shall be reserved for issuance and delivery upon exercise of this Warrant such number of Warrant Shares as is necessary for exercise in full of this Warrant and, from time to time, it will take all steps necessary to amend its Articles to provide sufficient reserves of Warrant Shares. All Warrant Shares issued pursuant to the exercise of this Warrant will, upon their issuance, be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except restrictions arising (a) under applicable securities laws, (b) not by or through the Company, or (c) by agreement between the Company and the Holder or its successors.

6.        Rights of Shareholders

(a)                   No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

(b)                   Notwithstanding the provisions of Section 6(a) hereof, the Warrant Shares shall be deemed to have been issued in full to the Holder for the purpose of calculating the Holder’s pro-rata share of the Company’s issued and outstanding share capital under any rights offering by the Company, including pursuant to Article 29 (pre-emptive rights) of the Company’s Articles.

7.        Holder’s Representations

The Holder’s representation in Section 6.3 to the Agreement is hereby incorporated herein by reference and forms an integral part hereof binding as among the parties hereto.

8.        Notices

All notices and other communications required or permitted hereunder shall be in writing and shall be effective (a) if mailed, seven (7) business days after mailing by registered or certified mail, (b) if sent by messenger, upon delivery, and (c) if sent via fax or e-mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder in the Books of the Company (or at such other place as the Holder shall notify the Company in writing).

9.        Loss, Theft, Destruction or Mutilation of Warrant

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or share certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

10.      Miscellaneous

10.1          Amendments and Waivers

Any term of this Warrant may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 10.1 shall be binding on the Holder, each future Holder and the Company.

10.2   Governing Law; Jurisdiction; Venue

This Warrant shall be governed by and construed under the laws of Israel, without regard to principles of conflict of laws. All controversies, claims or differences that may arise between the Parties hereto out of or in connection with this Agreement, shall be exclusively settled by the competent courts of Tel Aviv, Israel.

10.3   Successors and Assigns; Transfer

The terms and conditions of this Warrant shall inure to the benefit of and be binding on the respective successors and assigns of the parties. This Warrant may be transferred or assigned without the consent of the Company or other third parties pursuant to an Assignment in the form of Exhibit B hereto, provided that such assignment shall be subject to and made in accordance with the provisions of the Company’s Articles applying to transfer of shares in the Company, including without limitations, the requirement of Board’s approval provided under Article 44.1 of the Company’s Articles,

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

We hereby agree to the foregoing terms of the Warrant:

Polypid Ltd.
By: Noam Emanuel
Title: CEO

/s/ Noam Emanuel		/s/ Anat Segal
Xenia Venture Capital Ltd.

By:	Noam Emanuel	Anat Segal
Title:	CEO	CEO

Exhibit A

NOTICE OF EXERCISE

To: Polypid Ltd.

The undersigned hereby irrevocably elects to purchase                 Series A Preferred Shares of Polypid Ltd. issuable upon the exercise of the attached Warrant and requests that certificates for such shares be issued in the name of the undersigned and delivered to the address of the undersigned, at the address stated below and, if such number of shares shall not be all the shares that may be purchased pursuant to the attached Warrant, that a new Warrant evidencing the right to purchase the balance of such shares be registered in the name of, and delivered to, the undersigned at the address stated below.

Payment enclosed in the amount of NIS	.

Dated:

Name of Holder of Warrant:
(please print)
Address:

Signature:

Exhibit B

ASSIGNMENT

For value received the undersigned sells, assigns and transfers to the transferee named below the attached Warrant, together with all right, title and interest, to hold by the transferee, subject to the terms and conditions under which we held the same immediately before the execution hereof, and does irrevocably constitute and appoint the corporate secretary or transfer agent of Polypid Ltd. (the “Company”) as the undersigned’s attorney-in-fact, to transfer such Warrant on the books of the Company, with full power of substitution in the premises, and I the transferee, do hereby agree to accept and take the attached Warrant subject to the conditions aforesaid.

Dated:

Name of Holder of Warrant:
(please print)
Address:

Signature:

Name of transferee:
(please print)
Address of transferee: